EXHIBIT 4.9

FORM OF DEBENTURE PLACEMENT AGREEMENT

July 7, 2008

American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106
Attention:  Chief Executive Officer

Re:           Placement of Subordinated Convertible Debentures

Dear Ladies and Gentlemen:

Cantone Research, Inc. (the "Placement Agent") offers to enter into this Series A Debenture Placement Agreement (this "Series A Debenture Placement Agreement") with American Bio Medica Corporation, a New York corporation ("the Company"), which, upon acceptance of this offer by the Company, will be binding upon the Company and the Placement Agent.  This offer is made subject to written acceptance hereof by the Company at or before 6:00 P.M., Eastern Time, on the date hereof, unless extended by agreement by the parties.

BACKGROUND AND INTRODUCTION

The Company proposes to issue certain subordinated convertible debentures (the "Series A Debentures").  The Series A Debentures, and the terms and conditions relevant thereto, shall be as more fully described and set forth in Exhibit A, attached hereto and made a part hereof, or with such changes thereto as shall be agreed upon by the Placement Agent and the Company.  The Company may also wish to issue, within six months of the date hereof, a second series of subordinated convertible debentures (the "Series B Debentures").  Except as otherwise specifically stated herein, this Series A Debenture Placement Agreement relates only to the Series A Debentures.  The Company and the Placement Agent agree that, if the Company should elect to issue the Series B Debentures, the Placement Agent will act as placement agent in respect thereof, and the Company and the Placement Agent will, with respect to such issuance and placement, enter into a Series B Debenture Placement Agreement, which shall be substantially in the form of this Series A Debenture Agreement.  Provided, however, that the due diligence fee referred to in Paragraph 9(b) hereof shall constitute payment of the Placement Agent's due diligence expenses for both of the Series A Debentures and the Series B Debentures, and no additional due diligence fee shall be payable with respect to the Series B Debentures.

SECTION 1. PLACEMENT OF THE SERIES A DEBENTURES

Based upon the terms and conditions and upon the representations herein set forth, the Placement Agent hereby agrees to place, as placement agent for the Company, on a best-efforts basis, not less than $250,000 nor more than $750,000 in principal amount of the Series A Debentures.  The Company reserves the right to terminate the offering of the Series A Debentures at any time after the Closing Date (as hereafter defined) (the "Company's Limitation Right").  The offering of the Series A Debentures shall commence on the date hereof and shall be complete when the first of the following shall have occurred: (a) the Placement Agent shall have notified the Company in writing that (i) it has placed (and to the best of its knowledge, the Company has accepted the placement of) $750,000 in principal amount of Series A Debentures, or (ii) after having used its best efforts, it has placed all of the Series A Debentures that it is able to place with investors willing to purchase the same; or (b) the Company shall have notified the Placement Agent in writing that it is exercising the Company's Limitation Right.  The date of such completion is herein called the "Series A Completion Date".

SECTION 2. DELIVERY OF THE SERIES A DEBENTURES, ETC., AND CLOSING

 (a)  Delivery of the Series A Debentures.  At 10:00 a.m. (Eastern Time), or at such other time, and on such date, as to which the Company and the Placement Agent shall mutually agree (the "Closing Date"), the Company will duly execute and deliver to the Placement Agent, at its offices in Tinton Falls, New Jersey, or such other place as to which the Company and the Placement Agent may mutually agree, the Series A Debentures, which shall be substantially in the form of Annex I to the form of Securities Purchase Agreement which is attached hereto and made a part hereof as Exhibit B, in such authorized denominations, and registered in such names, as the Placement Agent may request at least two (2) business days prior to the Closing Date, and duly executed by the Company.

(b)  Delivery of Related Documents.  Contemporaneously with the delivery of the Series A Debentures, in accordance with the provisions of Paragraph 2(a), the Company shall duly execute and deliver to the Placement Agent, at its offices as aforesaid, the Securities Purchase Agreement, in the form of Exhibit B hereto, and the Registration Rights Agreement, in the form of Annex II to the Securities Purchase Agreement, that relate to such Series A Debentures.

(c)  Closing Date.  The Closing Date shall be that date designated by the Placement Agent for the delivery by the Company to the Placement Agent of the executed Series A Debentures and the Private Placement Memoranda referred to in Section 3 hereof.  The Closing Date shall not be more than fourteen (14) days after the date hereof.

SECTION 3. PRIVATE PLACEMENT MEMORANDUM   The Company shall duly execute and deliver to the Placement Agent, promptly after the acceptance by the Company of this Series A Debenture Placement Agreement, such number of copies of the Private Placement Memorandum, dated July 3, 2008, and substantially in the form of Exhibit C, attached hereto and made a part hereof, as the Placement Agent shall have reasonably requested.  The Company agrees to notify the Placement Agent of any material changes that become known to the Company prior to the Closing Date, that relate to the Company and might affect the accuracy and completeness of the Private Placement Memorandum.

By its acceptance of this Series A Debenture Placement Agreement, the Company authorizes the use, in connection with the sale of the Series A Debentures, of copies of the documents referred to in Paragraphs 2(a) and 2(b), the Private Placement Memorandum, and all other documents referred to or defined in this Series A Debenture Placement Agreement or in the Private Placement Memorandum that relate to the Series A Debentures or the placement thereof (collectively, the "Transaction Documents").

The Company hereby deems the Private Placement Memorandum final.

SECTION 4. REPRESENTATIONS AND AGREEMENTS OF THE PLACEMENT AGENT

The Placement Agent represents to and agrees with the Company that, as of the date hereof and the Closing Date:

(a)   The Placement Agent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, having all requisite corporate power and authority to carry on its business as now constituted.

(b)  The documents relating to the placement of the Series A Debentures have been reviewed by the Placement Agent and contain terms acceptable to, and agreed to by, the Placement Agent.

(c)  The Placement Agent has the requisite authority to enter into this Series A Debenture Placement Agreement.  This Series A Debenture Placement Agreement has been duly executed and delivered by the Placement Agent and, assuming the due authorization, execution and delivery by the other parties hereto, is the binding and valid obligation of the Placement Agent, enforceable in accordance with its terms, except that the enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws or equitable principles affecting creditors' rights or remedies generally.

(d)  The Placement Agent will offer the Series A Debentures only pursuant to the Private Placement Memorandum and will not make any statements in connection with the offering and placement of the Series A Debentures that are inconsistent with the information contained in the Private Placement Memorandum.

(e)  The Placement Agent will place the Series A Debentures only with "accredited investors" as that term is defined in Rule 501(a) of Regulation D, issued under the Securities Act of 1933 ("Accredited Investors").  The Placement Agent will place the Series A Debentures only in states in which the Company has advised the Placement Agent that the Company has made all filings and has paid all fees required by the securities laws of such states for such placement.

(f)  The Placement Agent will review the Private Placement Memorandum and make such investigation as may be appropriate in order to have a reasonable basis for concluding that the Private Placement Memorandum does not contain any untrue statement of a material fact and does not omit any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 5. REPRESENTATIONS AND AGREEMENTS OF THE COMPANY

The Company represents to and agrees with the Placement Agent that, as of the date hereof and the Closing Date:

(a)  Existence.  The Company is a corporation, duly formed and validly existing in good standing under the laws of the State of New York.

(b)  Authority.  The Company has the requisite power and authority to execute and deliver this Series A Debenture Placement Agreement and the other Transaction Documents, and to enter into and consummate all other transactions contemplated on the Company's part by this Series A Debenture Placement Agreement and the other Transaction Documents.

(c) Due Execution and Delivery.  This Series A Debenture Placement Agreement has been duly executed and delivered by the Company and, when executed and delivered by the Placement Agent, will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws in effect from time to time affecting the rights of creditors generally and to the availability of equitable relief and applicable securities laws.  The other Transactions Documents, when executed and delivered by the Company (and, if applicable by the other parties thereto), will be legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws in effect from time to time affecting the rights of creditors generally and to the availability of equitable relief and applicable securities laws.

(d)  No Conflicts.  The acceptance, execution and delivery of this Series A Debenture Placement Agreement and the compliance with the provisions hereof and the other Transaction Documents do not and will not violate or conflict with any other resolution adopted by the Company and, to the knowledge of the Company, do not and will not conflict with or violate, or result in or constitute a breach of or default under, any indenture, mortgage, deed of trust, guaranty, lease, agreement or other instrument to which the Company is a party or by which the Company or any of its property is bound, which would have a materially adverse effect on the transactions contemplated by this Series A Debenture Placement Agreement or the other Transaction Documents, or, to the knowledge of the Company, conflict with or violate any provision of any law, administrative rule or regulation, or any judgment, order or decree to which the Company or any of its property is subject.

(e)  Litigation.  There is no claim, action, temporary restraining order, injunction, suit, proceedings, inquiry or investigation, at law or in equity, before or by any judicial or administrative court, governmental agency, public board or body, pending or, to the best of the Company's knowledge, threatened against or affecting, or involving the Company or its properties or businesses, or any securities of, the Company nor, to the best of the Company's knowledge, is there any basis therefor, (i) contesting the existence, status or powers of the Company, or (ii) seeking to prohibit, restrain or enjoin the sale of the Series A Debentures or the use of the Private Placement Memorandum, or (iii) challenging the validity or enforceability of any of the Transaction Documents or contesting the power and authority of the Company to execute and deliver or to consummate the transactions contemplated on the Company's part by the Transaction Documents, or (iv) wherein an unfavorable decision, ruling or finding would adversely affect the financial condition or the operation of the Company or the transactions contemplated on the Company's part by this Series A Debenture Placement Agreement or the Private Placement Memorandum.

(f) Exemption of the Series A Debentures from Registration.  The Company will furnish such information, execute and file such instruments, and take all such other action (all at its sole cost), as may be necessary or desirable to ensure that (provided only that the Placement Agent complies with its obligations under Paragraphs 4(d) and (e) hereof) the Transaction Documents and the placement of the Series A Debentures are and will continue to be exempt from registration under the securities laws of the United States and the states in which the Placement Agent shall place the Series A Debentures, including rules and regulations promulgated under any thereof.

(g)  Governmental Filings.  The Company has made all filings with, and has obtained all approvals and consents from, all federal, state and local regulatory agencies having jurisdiction to the extent, if any, required by any provision of law or regulation applicable to the Company to be made or to be obtained in connection with the execution and delivery of the Transaction Documents, the performance of the Company's obligations hereunder, or the placement of the Series A Debentures, and the consummation of the transactions contemplated on the Company's part hereby.

(h)  Governmental Approvals.  No approval, permit, consent, authorization or order of any court or any governmental or public agency, authority or person not already obtained or effected, is required with respect to the Company in connection with the performance by the Company of its obligations under the Transaction Documents, or the placement of the Series A Debentures.

(i)  Certificates and Representations.  Any certificate signed by an authorized representative of the Company delivered to the Placement Agent at the Closing shall be deemed a representation and warranty by the Company to such parties as to the statements made therein.  The Company covenants that between the date hereof and the Closing it will not take any action that will cause the representations and warranties made herein to be untrue as of the Closing.

SECTION 6. INDEMNIFICATION

(a)  Scope of Indemnification by the Company.  The Company hereby agrees to indemnify, protect, defend and hold harmless the Placement Agent, each director, officer and employee thereof, and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (any such person being herein sometimes called an "Indemnified Party"), against all losses, claims, damages, liabilities or expenses, whether joint or several, to which any such Indemnified Party may become subject, under any statute or regulation at law or in equity or otherwise insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any (a) breach of any warranty, representation or agreement of the Company set forth in this Series A Debenture Placement Agreement, or (b) untrue statement or alleged untrue statement of a material fact set forth in the Private Placement Memorandum, or any amendment or supplement thereof, or arise out of or are based upon (i) the omission or alleged omission to state therein a material fact required to be stated therein or which is necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect, and will reimburse any legal or other expenses reasonably incurred by any such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.  Provided, however, that such indemnity shall not extend to any Indemnified Party if the loss, claim, damage or liability is caused by the gross negligence or misconduct of the Indemnified Party.  This indemnity agreement shall not be construed as a limitation on any other liability that the Company may otherwise have to any Indemnified Party, provided that in no event shall the Company be obligated for double indemnification.

(b)  Procedure.  An Indemnified Party shall, promptly after the receipt of notice of the commencement of any action against such Indemnified Party, in respect of which indemnification may be sought against the Company, notify the Company in writing of the commencement thereof.  Failure of the Indemnified Party to give such notice will reduce the liability of the Company by the amount of damages attributable to the failure of the Indemnified Party to give such notice to the Company, but the omission to notify the Company of any such action shall not relieve the Company from any liability that it may have to such Indemnified Party otherwise than under this section.  In case any such action shall be brought against an Indemnified Party and such Indemnified Party shall notify the Company of the commencement thereof, the Company may, or if so requested by such Indemnified Party shall, participate therein or assume the defense thereof, with counsel satisfactory to such Indemnified Party (it being understood that, except as hereinafter provided, the Company shall not be liable for the expenses of more than one separate counsel representing the Indemnified Parties in such action), and after notice from the Company to such Indemnified Party of an election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that unless and until the Company assume the defense of any such action at the request of such Indemnified Party, the Indemnified Party shall have the right to participate at its own expense in the defense of any such action.  If the Company shall not have employed counsel to take charge of the defense of any such action, or if an Indemnified Party shall have reasonably concluded that there may be defenses available to it or other Indemnified Parties that are different from or additional to those available to the Company (in which cases the Company shall not have the right to direct the defense of such action on behalf of such Indemnified Party) or to other Indemnified Parties, legal and other expenses, including the expenses of separate counsel incurred by such Indemnified Party, shall be borne by the Company.

(c)  Placement Agent's Agreement.  The Placement Agent agrees, at its expense, to indemnify, promptly defend (by counsel reasonably satisfactory to the Company) and hold harmless the Company, and its officers, directors, employees and each person, if any, who has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company, from and against any and all losses, claims, damages, demands, liabilities, costs or expenses, including reasonable attorneys' fees and expenses, if such losses, claims, damages, demands, liabilities, costs or expenses arise out of, or are materially increased by, or would not exist but for, a breach by the Placement Agent of its duties under, or failure to abide by any of its covenants in, this Agreement.

SECTION 7. CONDITIONS OF PLACEMENT AGENT'S OBLIGATIONS

The Placement Agent has entered into this Series A Debenture Placement Agreement in reliance upon the representations and agreements of the Company herein and the performance by the Company of its obligations hereunder, both as of the date hereof and as of the Closing Date.  The Placement Agent's obligations under this Series A Debenture Placement Agreement are and shall be subject to the following further conditions:

(a) Conditions at or Prior to Closing.  Receipt by the Placement Agent of the following documents at or prior to the Closing:

(i)  The opinion of counsel to the Company, dated the Closing Date, in such form, and with respect to such matters, as is normal and usual in transactions similar in scope and magnitude to that which is described herein, and with respect to any additional matters as the Placement Agent may reasonably request;

(ii)  A certificate, dated the Closing Date, signed by an authorized official of the Company, and satisfactory to the Placement Agent, to the effect that (A) each of the representations and warranties of the Company contained in this Series A Debenture Placement Agreement is true, accurate and complete on the Closing Date as if made on and as of the Closing Date, and (B) each of the agreements of the Company to be complied with and each of the obligations of the Company to be performed hereunder or under any other Transaction Document, on or prior to the Closing Date, have been complied with and performed, and (C) as of the Closing Date, there has been no material adverse change in the status, business, condition or prospects (financial or otherwise) of the Company;

(iii)  Duly executed counterparts (or, where applicable, photocopies) of each of the Transaction Documents;

 (iv)  Such additional certificates or other documents as the Placement Agent may reasonably request.

(b) Failure to Satisfy Conditions.  If there shall be a failure to satisfy any of the conditions to the Placement Agent's obligations contained in this Series A Debenture Placement Agreement, or if the Placement Agent's obligations shall be terminated for any reason permitted by this Series A Debenture Placement Agreement, this Series A Debenture Placement Agreement shall terminate and neither the Placement Agent or the Company shall have any further obligation hereunder, except as provided in Section 9 hereof.

SECTION 8. TERMINATION

The Placement Agent shall have the right to terminate this Series A Debenture Placement Agreement by notifying the Company of its election to do so, if at the time of such notification, between the date hereof and the Closing Date, (i) legislation shall be enacted by the Congress of the United States or adopted by either House thereof, or a decision by a court of the United States shall be rendered, or a ruling, regulation or official statement by or on behalf of any agency of federal government shall be made, and which in the reasonable opinion of the Placement Agent would materially adversely affect the a marketability of the Series A Debentures; (ii) there shall have occurred any new outbreak of hostilities or other unforeseen national or international calamity or crisis, the effect of such new outbreak, calamity or crisis on the financial markets of the United States being such in the reasonable judgment of the Placement Agent as to materially adversely affect the marketability of the Series A Debentures; (iii) there shall be in force a general suspension of trading on the New York Stock Exchange or minimum or maximum prices for trading shall have been fixed and be in force or maximum ranges for prices for securities shall have been required and be in force on the New York Stock Exchange, whether by virtue of a determination by that Exchange or by order of the Securities and Exchange Commission or any other governmental authority having jurisdiction; a general banking moratorium shall have been established by federal or New Jersey authorities; any event, not caused by the Placement Agent, shall have occurred or shall exist which, in the reasonable opinion of the Placement Agent, makes untrue or incorrect, as of such time, in any material respect, any material statement or information contained in this Series A Debenture Placement Agreement or the Private Placement Memorandum, or makes the Private Placement Memorandum inadequate by reason of the omission of information which should be reflected therein in order to make the statements and information contained therein not misleading as of such time; (vi) a stop order, ruling, regulation or official statement by or on behalf of the Securities and Exchange Commission shall be issued or made to the effect that the issuance, offering or sale of the Series A Debentures, or of obligations of the general character of the Series A Debentures as contemplated hereby, is in violation of any provision of the 1933 Act, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended; or (vii) the Placement Agent shall have learned of any material adverse fact or circumstance concerning the Company that, in the reasonable judgment of the Placement Agent, would materially and adversely affect the marketability of the Series A Debentures.

SECTION 9.   PAYMENT OF EXPENSES

(a)  Payment by the Company.  Except as provided in Paragraph (b) below, the Company shall pay all expenses incident to the sale of the Series A Debentures, including but without limitation, (i) the cost of the preparation (including printing, duplicating and distribution) of this Series A Debenture Placement Agreement, the Transaction Documents, the Private Placement Memorandum and any amendment or supplement thereto, (ii) the cost of the preparation, printing, execution, authentication and delivery of the Series A Debentures, (iii) the cost of preparation of any government registration or filing, and (iv) the fees of the Placement Agent, Placement Agent's Counsel, the Company's Counsel, and any other counsel, experts or consultants retained by the Company.

(b)  Limitation on Payment by the Company.  Payment of the fees and expenses of the Placement Agent and its counsel will be subject to the limitations of this Paragraph 10(b).  The Company has paid the Placement Agent a non-refundable due diligence fee of $15,000, and has reimbursed the Placement Agent the $5,000.00 that the Placement Agent paid its legal counsel as a retainer.  In addition, the Company will reimburse the Placement Agent for actual out-of-pocket expenses (not in excess of $5,000.00) and additional (in excess of $5,000, but not in excess of an additional $5,000) reasonable fees and expenses of the Placement Agent's legal counsel.  As soon as practicable after the Series A Completion Date, the Placement Agent will provide the Company with an accounting of its actual out-of-pocket expenses, and its legal counsel will provide the Company with a statement for any reasonable fees and expenses in excess of $5,000, and the Company agrees to promptly pay the same.

SECTION 10.   ADDITIONAL AGREEMENTS OF THE COMPANY. In consideration of the Placement Agent's entering into this Agreement, and undertaking its obligations hereunder, the Company agrees with the Placement Agent as follows:

(a)  The Company and the Placement Agent agree that the Placement Agent shall act as underwriter or placement agent with respect to the Series B Debentures, if the Company elects undertake the Series B Debenture offering.

(b)  The Company agrees that, for so long as any of the Series A Debentures or Series B Debentures shall remain outstanding, it shall not issue any variable priced indebtedness or variable priced equity linked securities.

(c)  The Company will pay the Placement Agent a placement fee equal to seven percent (7.00%) of the principal amount of all Series A Debentures placed by the Placement Agent (which placement was accepted by the Company).  Such fee will be earned as and when each Series A Debenture shall be placed by the Placement Agent (if such placement was accepted by the Company), and the Company shall pay it no later than the fifth day of the month next following the month in which such fee was earned, or the fifth day next following the Series A Completion Date, whichever shall first occur.

(d)  Within thirty (30) days following the Series A Completion Date, the Company shall issue the Placement Agent, in respect of each $500.00 in principal amount of Series A Debentures placed by the Placement Agent (which placement was accepted by the Company), warrants exercisable within four (4) years of the issuance date thereof, to purchase 50 shares of the Company's common stock (the "Warrants").  The exercise price under the Warrants shall be: (i) with respect to all Series A Debentures placed by the Placement Agent (which placement was accepted by the Company) on or as of the Closing Date, a price equal to the publicly traded closing price of the shares of the Company's common stock on the Closing Date; and (ii) with respect to all Series A Debentures placed by the Placement Agent (which placement was accepted by the Company) on or as of any date after the Closing Date through and including the Series A Completion Date, a price equal to the publicly traded closing price of the shares of the Company's common stock on the Series A Completion Date . The Warrants shall be issued pursuant to an agreement substantially in the form of Exhibit D, attached hereto and made a part hereof.

SECTION 11. NOTICES

Any notices or other communication to be given under this Series A Debenture Placement Agreement may be given by delivering the same in writing as follows:

As to the Company:	American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106
Attn: Chief Compliance Officer

As to the Placement Agent:	Cantone Research, Inc.
766 Shrewsbury Avenue
Tinton Falls, New Jersey 07724
Attention: Anthony J. Cantone

or to such different address written notice of which is given to the other parties hereto.

SECTION 12. PARTIES IN INTEREST AND SURVIVAL OF REPRESENTATIONS

(a)  Parties in Interest.  This Series A Debenture Placement Agreement is made solely for the benefit of the Company and the Placement Agent (including their respective successors or assigns), and no other person, partnership, association or corporation shall acquire or have any right hereunder or by virtue hereof.

(b)  Survival of Representations.  All representations and agreements of the Company in this Series A Debenture Placement Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent and all representations and agreements of the Company and the Placement Agent shall survive the delivery of and payment for the Series A Debentures.

SECTION 13. MISCELLANEOUS

(a)  Headings.  The headings of the sections and paragraphs of this Series A Debenture Placement Agreement are inserted for convenience only and shall not be deemed to be a part hereof.

(b)  Governing Law.  This Series A Debenture Placement Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

(c)  Counterparts.  This Series A Debenture Placement Agreement may be executed, accepted and approved in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute and accept or approve this Series A Debenture Placement Agreement by signing any such counterpart.

If you agree with the foregoing, please sign the enclosed counterpart of this Series A Debenture Placement Agreement and return it to the Placement Agent.  This Series A Debenture Placement Agreement shall become a binding agreement by and among the Company and the Placement Agent when at least one counterpart of this Series A Debenture Placement Agreement shall have been signed by or on behalf of each of the parties hereto.

Very truly yours,
CANTONE RESEARCH, INC.
By:
Anthony J. Cantone
President

Accepted as of the date first above written:

AMERICAN BIO MEDICA CORPORATION

By:
Stan Cipkowski
Chief Executive Officer

EXHIBIT A

TERMS OF THE DEBENTURE

TERMS OF THE SERIES A DEBENTURES

Principal Amount:	Up to $750,000, with a $250,000 required minimum amount.

Authorized Denominations:	$10,000 and integral multiples of $500 in excess thereof.

Maturity:	July 1, 2012, with no prior principal payments.

Par Amount:	100% of the principal amount of each Series A Debenture.

Interest:
10% simple interest (20%, but not exceeding the highest rate allowable by law, in event of default), payable by the Company to investors every six months in cash, with the first interest payment expected on or about January 1, 2009.

Conditions to Pricing:	The publicly traded price of the shares of the Company's common stock, par value $0.01 per share (the "Shares"), shall remain below $0.75 per Share until the Closing Date.

Subordination:	Payment of the Series A Debentures will be subordinated to not more than $2,500,000 in principal amount of indebtedness owed to First Niagara Financial Group.

Conversion:
Each $500 in principal amount of the Series A Debentures shall be convertible into 666.67 Shares at any time until such time as all principal of the Series A Debenture shall have been paid in full. Provided, however, that, if the publicly traded price of the Shares should close at an amount in excess of $0.75 per Share on the Closing Date, then, the conversion price will be in an amount equal to 125% of such publicly traded closing price.

Company Call:
Any time the Shares trade above $2.00 per Share for 20 consecutive trading days, the Company can call all (but not less than all) of the Series A Debentures at a redemption price equal $525 per$500 of principal amount of the Series A Debentures, subject to the individual rights of the investors, within 60 days of such call, to elect to convert rather than to be redeemed.

Registration:	The Company is expected to register the Shares underlying the Series A Debentures within eight months of the Series A Completion Date.

Participation Rights:
For as long as any of the Series A Debentures shall remain outstanding, the holders thereof shall have a right of participation in any new securities offering (including the Series B Debentures) of the Company.

EXHIBIT B

FORM OF SECURITIES PURCHASE AGREEMENT

(FILED WITH THIS REGISTRATION STATEMENT AS EXHIBIT 4.11)